Press Release

October 30, 2023
Otter Tail Corporation Announces Record Quarterly Earnings, Increases 2023 Earnings Guidance, Board of Directors Declares Quarterly Dividend of $0.4375 per Share
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended September 30, 2023.
SUMMARY
Compared to the quarter ended September 30, 2022:
•Consolidated operating revenues decreased 7% to $358 million.
•Consolidated net income increased 9% to $92 million.
•Diluted earnings per share increased 9% to $2.19 per share.
CEO OVERVIEW
“Otter Tail Corporation, through the combined efforts of our employees and our diversified business model, delivered record setting quarterly earnings,” said President and CEO Chuck MacFarlane. Electric segment earnings were flat with the third quarter of 2022. Our Manufacturing segment produced earnings growth of 20 percent due to increased sales volumes and profit margins. Plastics segment earnings increased 6 percent primarily due to stronger operating margins as our sales price to resin spreads have improved compared to the third quarter of 2022.
“In August 2023, our 49 MW Hoot Lake Solar facility became fully operational. The project was completed and placed in service on time and on budget. Hoot Lake Solar was constructed on and near the retired Hoot Lake coal plant property in Fergus Falls, Minnesota and is the third largest operating solar site based on generation capacity in the state of Minnesota. With the completion of Hoot Lake Solar, we expect nearly 40 percent of Otter Tail Power’s owned and contracted energy generation will come from renewable resources.
“Otter Tail Power Company will file a request with the North Dakota Public Service Commission on November 2, 2023, for an increase in general rates in North Dakota. This request is largely driven by increases in our operating costs over the six years since our last rate case filing. We are proposing to increase net revenues by approximately $17 million, or 8.4 percent. Even with this increase, Otter Tail Power Company will continue to have some of the lowest rates in the country.
“We are increasing our 2023 diluted earnings per share guidance to a range of $6.76 to $6.96 from our previous range of $5.70 to $6.00. The increase in our guidance is primarily driven by stronger than expected Plastics segment earnings and revised expectations for the fourth quarter of the year.
“Our long-term focus remains unchanged - executing our strategy to grow our businesses and achieve operational, commercial and talent excellence to strengthen our position in the markets we serve. We believe our businesses are well-positioned to achieve these objectives and to deliver on our financial targets, including producing over the long-term a compounded annual growth rate in earnings per share of 5 to 7 percent based on an earnings mix of approximately 65 percent from our Electric segment and 35 percent from our Manufacturing and Plastics segments.”
QUARTERLY DIVIDEND
On October 30, 2023, the corporation’s Board of Directors declared a quarterly common stock dividend of $0.4375 per share. This dividend is payable December 8, 2023 to shareholders of record on November 15, 2023.
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities for the nine months ended September 30, 2023 was $318.5 million compared to $288.0 million for the nine months ended September 30, 2022. The increase was primarily due to the absence of a pension plan contribution in 2023 due to the plan's funded status, whereas a $20.0 million discretionary contribution was made in February 2022, and the timing of customer collections of forecasted fuel costs that will be adjusted in future periods. Increases to operating cash flows were partially offset by lower earnings. Investing activities for the nine months ended September 30, 2023 included capital expenditures of $229.8 million, primarily related to capital investments within our Electric segment including the purchase of the Ashtabula III wind farm for $50.6 million and investments in our Hoot Lake Solar facility and wind repowering projects. Financing activities for the nine months ended September 30, 2023 included net proceeds from short-term borrowings of $43.3 million at Otter Tail Power and dividend payments of $54.8 million.
As of September 30, 2023, we had $170.0 million and $108.9 million of available liquidity under our Otter Tail Corporation and Otter Tail Power Credit Agreements, respectively, along with $189.2 million of available cash and cash equivalents, for total available liquidity of $468.1 million.

SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended September 30,
($ in thousands)	2023	2022	Change	% Change
Operating Revenues	$130,326	$142,747	$(12,421)	(8.7)%
Net Income	24,565	24,847	(282)	(1.1)

Retail MWh Sales	1,300,324	1,275,051	25,273	2.0%
Heating Degree Days	3	22	(19)	(86.4)
Cooling Degree Days	317	376	(59)	(15.7)
The following table shows heating degree days (HDDs) and cooling degree days (CDDs) as a percent of normal.

	Three Months Ended September 30,
	2023	2022
HDDs	6.3%	43.1%
CDDs	92.2%	108.4%
The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2023 and 2022.

	2023 vs Normal	2023 vs 2022	2022 vs Normal
Effect on Diluted Earnings Per Share	$(0.01)	$(0.02)	$0.01
Operating Revenues decreased $12.4 million primarily due to a $13.2 million decrease in fuel recovery revenues, a decrease in wholesale revenues, and the impact of unfavorable weather, partially offset by increased renewable rider revenue and higher commercial and industrial sales in North Dakota. The decrease in fuel recovery revenues was primarily due to lower purchased power and fuel costs arising from decreased market energy costs and natural gas prices. Wholesale revenues decreased due to a decrease in wholesale electric prices driven by decreased fuel costs. Renewable rider revenue increases included recovery of costs related to the Ashtabula III wind farm and our Hoot Lake Solar project.
Net Income decreased $0.3 million primarily due to the impact of unfavorable weather, increased depreciation expense, and increased operating and maintenance expenses, driven by higher labor costs and strategic spending initiatives, partially offset by increased rider revenue, increased commercial and industrial sales, and lower pension costs.
Manufacturing Segment

	Three Months Ended September 30,
(in thousands)	2023	2022	$ Change	% Change
Operating Revenues	$100,678	$98,767	$1,911	1.9%
Net Income	7,446	6,219	1,227	19.7
Operating Revenues increased $1.9 million primarily due to an 8% increase in sales volumes at BTD Manufacturing driven by end market demand in the construction, recreational vehicle and power generation segments and incremental volumes from additional work with existing customers. Operating revenues also benefited from sales price increases implemented in response to labor and non-steel material cost inflation. Sales price increases and sales volume growth were partially offset by decreased steel prices, resulting in a 4% decrease in material costs, which are passed through to customers. Operating revenues at T.O. Plastics decreased primarily due to decreased sales volumes of horticulture products, as order and delivery lead times have normalized, and customers are working to reduce their inventory levels and return to more normal seasonal fluctuations.
Net Income increased $1.2 million primarily due to increased sales volumes and profit margins, as well as an increase in research and development tax credits at BTD, partially offset by decreased sales volumes at T.O. Plastics.

Plastics Segment

	Three Months Ended September 30,
(in thousands)	2023	2022	$ Change	% Change
Operating Revenues	$127,052	$142,342	$(15,290)	(10.7)%
Net Income	59,162	55,982	3,180	5.7
Operating Revenues decreased $15.3 million primarily due to an 11% decrease in sales prices compared to the same period last year. Sales prices have continued to decrease in the current year; however, they continue to remain elevated compared to pre-2021 levels. Sales volumes in the third quarter of 2023 were consistent with sales volumes during the same period last year.
Net Income increased $3.2 million primarily due to increased profit margins as our sales price to resin spreads improved compared to the third quarter of 2022. Resin and sales prices continued to decrease in the current year; however, the magnitude of sales price decreases was less than resin price declines. PVC resin and other input material costs decreased 39% compared to the same period last year as supply conditions improved, causing resin prices to decline over the last twelve months.
Corporate

	Three Months Ended September 30,
(in thousands)	2023	2022	$ Change	% Change
Net Income (Loss)	$801	$(2,809)	$3,610	n/m
Net Income (Loss) at our corporate cost center increased primarily due to decreased employee benefit expenses, including decreases in our employee health insurance claim costs and increased investment income earned on our short-term cash equivalent investments.
2023 BUSINESS OUTLOOK
We are increasing our 2023 diluted earnings per share range to $6.76 to $6.96. We expect our earnings mix in 2023, based on our updated guidance, to be approximately 30% from our Electric segment and 70% from our Manufacturing and Plastics segments, net of corporate costs. This anticipated mix deviates from our long-term expected earnings mix of approximately 65% Electric/35% non-electric as our Plastics segment continues to produce elevated earnings.
The segment components of our 2023 diluted earnings per share guidance compared with actual earnings for 2022 are as follows:

	2022 EPS by Segment	2023 EPS Guidance July 31, 2023		2023 EPS Guidance October 30, 2023
		Low	High	Low	High
Electric	$1.91	$2.00	$2.04	$2.01	$2.04
Manufacturing	0.50	0.47	0.51	0.49	0.52
Plastics	4.66	3.40	3.59	4.34	4.45
Corporate	(0.29)	(0.17)	(0.14)	(0.08)	(0.05)
Total	$6.78	$5.70	$6.00	$6.76	$6.96
Return on Equity	25.6%	18.4%	19.2%	21.4%	21.9%
The following items contributed to our revised 2023 earnings guidance:
Electric Segment - We are tightening our range of expected earnings from our July 31, 2023 guidance and continue to expect our Electric segment to produce earnings growth of 6% over 2022.
Manufacturing Segment - We are increasing our Manufacturing segment guidance based on:
•The strength of third quarter earnings as sales volumes, margin improvement and tax credits drove earnings growth at BTD.
•Backlog for the manufacturing companies as of September 30, 2023 was approximately $107 million, compared with $141 million one year ago.
Plastics Segment - We are increasing our Plastics segment guidance based on:
•Continued strength in our product sales prices and related margins. While sales prices and margins have begun to recede from historic highs, the rate of decline continues to be slower than our previous expectations.
•Increased sales volume expectations as distributor inventory destocking is generally complete and demand has rebounded in advance of the seasonal decline anticipated in the latter part of the fourth quarter.

Corporate Costs - We are decreasing our Corporate cost guidance based on the following:
•The results in the third quarter of 2023 were better than expected due to higher balances of invested cash, higher yields on our cash investments and lower employee healthcare costs.
•Increased earnings on our cash balance investments over the remainder of the year due to a higher balance of invested funds and a higher yield.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, October 31, 2023, at 10:00 a.m. CDT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “probable,” “projected,” “should,” “target,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which may include statements regarding 2023 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of future investments and capital expenditures, rate base levels and rate base growth, risks associated with energy markets, the availability and pricing of resource materials, inflationary cost pressures, attracting and maintaining a qualified and stable workforce, changing macroeconomic and industry conditions, long-term investment risk, seasonal weather patterns and extreme weather events, counterparty credit risk, future business volumes with key customers, reductions in our credit ratings, our ability to access capital markets on favorable terms, assumptions and costs relating to funding our employee benefit plans, our subsidiaries’ ability to make dividend payments, cyber security threats or data breaches, the impact of government legislation and regulation including foreign trade policy and environmental, health and safety laws and regulations, the impact of climate change including compliance with legislative and regulatory changes to address climate change, expectations regarding regulatory proceedings, and operational and economic risks associated with our electric generating and manufacturing facilities. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation, a member of the S&P SmallCap 600 Index, has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Media Contact:    Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
Investor Contact:    Beth Osman, Manager of Investor Relations, (701) 451-3571
# # #

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per-share amounts)	2023	2022	2023	2022
Operating Revenues
Electric	$130,326	$142,747	$395,997	$404,112
Product Sales	227,730	241,109	638,856	754,688
Total Operating Revenues	358,056	383,856	1,034,853	1,158,800
Operating Expenses
Electric Production Fuel	19,603	24,972	45,928	54,538
Electric Purchased Power	10,895	19,913	57,932	64,604
Electric Operating and Maintenance Expense	43,534	39,799	134,604	126,460
Cost of Products Sold (excluding depreciation)	118,303	139,361	351,330	443,586
Other Nonelectric Expenses	15,863	16,524	51,433	50,981
Depreciation and Amortization	24,548	22,716	72,636	69,829
Electric Property Taxes	4,194	4,438	13,151	13,304
Total Operating Expenses	236,940	267,723	727,014	823,302
Operating Income	121,116	116,133	307,839	335,498
Other Income and (Expense)
Interest Expense	(9,175)	(9,259)	(28,285)	(27,198)
Nonservice Components of Postretirement Benefits	2,289	52	7,122	824
Other Income (Expense), net	2,471	(174)	7,841	(802)
Income Before Income Taxes	116,701	106,752	294,517	308,322
Income Tax Expense	24,727	22,513	58,093	66,143
Net Income	$91,974	$84,239	$236,424	$242,179

Weighted-Average Common Shares Outstanding:
Basic	41,680	41,600	41,663	41,582
Diluted	42,058	41,974	42,028	41,930
Earnings Per Share:
Basic	$2.21	$2.02	$5.67	$5.82
Diluted	$2.19	$2.01	$5.63	$5.78

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	September 30,	December 31,
(in thousands)	2023	2022
Assets
Current Assets
Cash and Cash Equivalents	$189,214	$118,996
Receivables, net of allowance for credit losses	193,175	144,393
Inventories	142,007	145,952
Regulatory Assets	17,041	24,999
Other Current Assets	15,313	18,412
Total Current Assets	556,750	452,752
Noncurrent Assets
Investments	59,322	54,845
Property, Plant and Equipment, net of accumulated depreciation	2,387,260	2,212,717
Regulatory Assets	89,491	94,655
Intangible Assets, net of accumulated amortization	7,118	7,943
Goodwill	37,572	37,572
Other Noncurrent Assets	49,956	41,177
Total Noncurrent Assets	2,630,719	2,448,909
Total Assets	$3,187,469	$2,901,661

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$51,495	$8,204
Accounts Payable	103,118	104,400
Accrued Salaries and Wages	32,227	32,327
Accrued Taxes	50,495	19,340
Regulatory Liabilities	32,285	17,300
Other Current Liabilities	40,413	56,065
Total Current Liabilities	310,033	237,636
Noncurrent Liabilities and Deferred Credits
Pensions Benefit Liability	33,083	33,210
Other Postretirement Benefits Liability	26,101	46,977
Regulatory Liabilities	275,809	244,497
Deferred Income Taxes	234,787	221,302
Deferred Tax Credits	15,358	15,916
Other Noncurrent Liabilities	65,371	60,985
Total Noncurrent Liabilities and Deferred Credits	650,509	622,887
Commitments and Contingencies
Capitalization
Long-Term Debt	823,998	823,821
Shareholders’ Equity
Common Shares	208,553	208,156
Additional Paid-In Capital	426,358	423,034
Retained Earnings	766,844	585,212
Accumulated Other Comprehensive Income	1,174	915
Total Shareholders' Equity	1,402,929	1,217,317
Total Capitalization	2,226,927	2,041,138
Total Liabilities and Shareholders' Equity	$3,187,469	$2,901,661

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended September 30,
(in thousands)	2023	2022
Operating Activities
Net Income	$236,424	$242,179
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	72,636	69,829
Deferred Tax Credits	(558)	(558)
Deferred Income Taxes	10,800	23,648
Discretionary Contribution to Pension Plan	—	(20,000)
Investment (Gains) Losses	(3,734)	5,406
Stock Compensation Expense	6,975	6,141
Other, net	(164)	(867)
Change in Operating Assets and Liabilities:
Receivables	(48,782)	(18,845)
Inventories	4,873	3,632
Regulatory Assets	8,387	170
Other Assets	3,899	1,789
Accounts Payable	(511)	(10,681)
Accrued and Other Liabilities	13,858	(13,970)
Regulatory Liabilities	21,601	(1,208)
Pension and Other Postretirement Benefits	(7,209)	1,308
Net Cash Provided by Operating Activities	318,495	287,973
Investing Activities
Capital Expenditures	(229,849)	(123,227)
Proceeds from Disposal of Noncurrent Assets	4,746	3,803
Purchases of Investments and Other Assets	(6,915)	(8,132)
Net Cash Used in Investing Activities	(232,018)	(127,556)
Financing Activities
Net Borrowings (Repayments) on Short-Term Debt	43,292	(91,163)
Proceeds from Issuance of Long-Term Debt	—	90,000
Payments for Retirement of Long-Term Debt	—	(30,000)
Dividends Paid	(54,792)	(51,564)
Payments for Shares Withheld for Employee Tax Obligations	(3,088)	(2,942)
Other, net	(1,671)	(3,298)
Net Cash Used in Financing Activities	(16,259)	(88,967)
Net Change in Cash and Cash Equivalents	70,218	71,450
Cash and Cash Equivalents at Beginning of Period	118,996	1,537
Cash and Cash Equivalents at End of Period	$189,214	$72,987

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Operating Revenues
Electric	$130,326	$142,747	$395,997	$404,112
Manufacturing	100,678	98,767	309,936	306,921
Plastics	127,052	142,342	328,920	447,767
Total Operating Revenues	$358,056	$383,856	$1,034,853	$1,158,800

Operating Income (Loss)
Electric	$33,142	$35,956	$88,427	$90,765
Manufacturing	8,829	8,380	26,657	25,017
Plastics	80,119	75,801	200,836	231,223
Corporate	(974)	(4,004)	(8,081)	(11,507)
Total Operating Income	$121,116	$116,133	$307,839	$335,498

Net Income (Loss)
Electric	$24,565	$24,847	$67,420	$62,938
Manufacturing	7,446	6,219	20,276	17,858
Plastics	59,162	55,982	148,240	170,788
Corporate	801	(2,809)	488	(9,405)
Total Net Income	$91,974	$84,239	$236,424	$242,179